Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Robert D. Stiles
Chief Financial Officer
T: +352 2469 7903
E: robert.stiles@altisource.lu
ALTISOURCE ANNOUNCES FIRST QUARTER RESULTS
Luxembourg, 12 May 2010 – Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS), a provider of services focused on high-value, knowledge based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management, today announced preliminary financial results for the first quarter ended March 31, 2010.
First Quarter 2010 Highlights
•	Revenue was $61.0 million for the quarter ended March 31, 2010 reflecting a 43% increase over the same quarter in 2009 and an 8% increase over the fourth quarter 2009.

•	EBITDA was $11.4 million for the quarter ended March 31, 2010 reflecting a 24% increase over the same quarter in 2009 and a 5% increase over the fourth quarter 2009.

•	Net income attributable to Altisource was $6.3 million, or $0.25 per fully-diluted share, for the quarter ended March 31, 2010 compared to net income of $4.4 million, or $0.18 per fully-diluted share, for the first quarter in 2009. Net income was $5.9 million, or $0.24 per fully-diluted share, for the fourth quarter 2009.

•	Mortgage Partnership of America, LLC (“MPA”) contributed $2.2 million of revenue and $0.4 million of EBITDA since it’s acquisition on February 12, 2010.

•	Altisource completed its national rollout of property preservation and obtained national coverage of its REO disposition services in March. As of March 31st, Altisource had over 7,500 properties under management with respect to property preservation as compared to approximately 3,000 at year-end. Altisource had over 4,800 properties listed with its REO brokers as of March 31st, compared to approximately 3,500 at year end.

Financial Results

	Three Months Ended
	March 31,
(in thousands, except per share data)	2010	2009
Revenue	$60,974	$42,619
Cost of revenue	38,390	28,003

Gross profit	22,584	14,616
Selling, general and administrative expenses	13,033	7,478

Income from operations	9,551	7,138

Other expense, net	(72)	(619)

Income before income taxes and non-controlling interests	9,479	6,519
Income tax provision	(2,385)	(2,080)

Net income	7,094	4,439
Net income attributable to non-controlling interests	(787)	—

Net income attributable to Altisource	$6,307	$4,439

Earnings per share:
Basic	$0.26	$0.18

Diluted	$0.25	$0.18

Weighted average shares outstanding:
Basic	24,690	24,050

Diluted	25,663	24,050

Transactions with related parties included above:
Revenue	$28,736	$18,723

Selling, general and administrative expenses	$324	$1,943

Interest expense	$—	$569

Reconciliation to EBITDA:
Income before income taxes and non-controlling interests	$9,479	$6,519
Interest expense, net	19	614
Depreciation and amortization	1,523	1,435
Amortization of intangibles	1,189	637
Net income attributable to non-controlling interests	(787)	—

EBITDA	$11,423	$9,205

Revenue
     The following table presents revenue by segment for the quarters ended March 31, 2010 and 2009:

	Three Months Ended
	March 31,
(in thousands)	2010	2009	%Change
Mortgage Services	$36,795	$17,700	108%
Financial Services	15,633	17,318	(10)
Technology Products	11,974	10,573	13
Corporate and Eliminations	(3,428)	(2,972)	(15)

Total Revenue	$60,974	$42,619	43%

Transactions with related parties:
Mortgage Services	$24,247	$13,312	82%

Financial Services	$51	$16	219%

Technology Products	$4,438	$5,395	(18)%

     Mortgage Services revenue increased year over year as a result of the development and rollout of residential default and real estate oriented services and the acquisition of MPA. Sequentially, revenue grew $4.6 million or 14% which was comprised of $2.4 million of organic growth, or 7%, and $2.2 million attributable to the acquisition of MPA. In addition, Altisource completed the national rollout of property preservation services and obtained national coverage for its REO disposition services in March. As of today, Altisource has REO brokerage coverage in eleven states with a referral brokerage network in place to cover the remainder of the country. The Company expects to complete the national rollout of default management services and title agency services during the remainder of 2010 and will continue to expand its brokerage coverage.
     Financial Services revenue declined year over year as increases in revenues from customers other than American Express were insufficient to offset declines in American Express revenues. Sequentially, revenue grew $0.8 million or 6% due primarily to the seasonality of collections. Although Altisource saw an overall improvement in collection rates in the first quarter of 2010 as compared to year-end, collection rates continue to be depressed when compared to first quarter 2009 which contributed to the year over year decrease in revenue.
     Technology Products revenue increased year over year principally as a result of growth in REALServicing fees associated with a contract renewal in second quarter of 2009. Revenue decreased sequentially $0.3 million or 3% principally due to a decline in IT infrastructure services.
     Altisource’s revenue is seasonal. Financial Services revenue tends to be highest in the first quarter and generally declines throughout the year. Mortgage Services revenue is impacted by REO sales which tend to be at their lowest level during winter months and highest during summer months.
     During 2010, Altisource believes that it will continue to significantly grow revenues when compared to prior periods for several reasons:
•	Continued geographic expansion of Mortgage Services products capturing a greater share of revenues related to loans serviced by Ocwen Financial Corporation (“Ocwen”);

•	Expansion of Ocwen’s residential loan portfolio including the $9.7 billion increase in unpaid principal balance boarded in November 2009 and the $6.9 billion increase in unpaid principal balance boarded in May 2010;

•	The acquisition of MPA in February 2010; and

•	Greater penetration of existing Financial Services clients.
EBITDA
     The following table presents EBITDA by segment for the periods ended March 31, 2010 and 2009:

	Three Months Ended
	March 31,
(in thousands)	2010	2009	%Change
Mortgage Services	$10,822	$5,573	94%
Financial Services	242	452	(46)
Technology Products	5,076	3,180	60
Corporate	(4,717)	—	N/M

Total EBITDA	$11,423	$9,205	24%

     Mortgage Services EBITDA increased $5.2 million year over year due to the expansion of residential default and real estate oriented services and the acquisition of MPA. EBITDA declined $1.0 million compared to the fourth quarter of 2009. The sequential decline was principally driven by $2.0 million in additional compensation as Altisource significantly expanded its asset management, default management, REO Brokerage and title functions to ( i ) ramp up for the anticipated increase in referrals from Ocwen and ( ii ) accelerate our national rollout of services to capture as much of the seasonally high summer revenue opportunities as possible.
     Financial Services EBITDA declined $0.2 million year over year despite a revenue decline of $1.7 million reflecting the cost savings initiatives Altisource undertook during 2009. Sequentially, EBITDA marginally declined $0.2 million, after considering the impact of the one-time arbitration settlement in the fourth quarter, principally due to technology costs associated with an external vendor.

     Technology Products EBITDA increased $1.9 million year over year as a result of the aforementioned REALServicing contract renewal in second quarter of 2009. Sequentially, EBITDA declined $0.6 million with the principal driver being the increased operating costs of the new data center.
     Corporate and Eliminations EBITDA improved sequentially by $0.9 million principally as a result of the allocation of segment specific marketing and accounting costs from corporate to the segments and as a result of the reduction in professional fees.
Income Taxes
     The income tax provision was $2.4 million for the three months ended March 31, 2010 representing an effective tax rate of 27.4%. Income tax provision on income before income tax differs from amounts that would be computed by applying the Luxembourg federal corporate income tax rate of 28.6% primarily because of the effect of differing tax rates outside of Luxembourg, indefinite deferral on earnings of non-U.S. affiliates and additional foreign income taxes.
Non-GAAP Measures
     The Company utilizes a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in analyzing and assessing its overall business performance, for making operating decisions, for compensation decisions and for forecasting and planning future periods. The Company considers the use of non-GAAP financial measures, including EBITDA, helpful in assessing its current financial performance, ongoing operations and prospects for the future. While the Company uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance and to provide incremental insight into the underlying factors and trends affecting both the Company’s performance and its cash-generating potential, the Company does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, the Company believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance and enables investors to more fully understand trends in its current and future performance.
Forward-Looking Statements
     This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about our beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Altisource’s ability to retain existing customers and attract new customers; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.
About Altisource
     Altisource Portfolio Solutions S.A. (NASDAQ: ASPS) is a provider of services focused on high value, knowledge-based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management. Utilizing our integrated technology that includes decision models and behavioral based scripting engines, we provide solutions that improve our clients’ performance and maximize their returns. Additional information is available at www.altisource.com.

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